EXHIBIT 99.1

Epic Bancorp

851 Irwin Street
San Rafael, CA 94901
(415) 526-6400

For Immediate Release November 29, 2005

Contact:	Kit M. Cole Chairman/CEO (415) 526-6400

Epic Bancorp Announces 3-Cent Per Share Fourth Quarter Dividend

San Rafael, CA—November 29, 2005 -- Epic Bancorp (NASDAQ:EPIK) (the “Company”), parent company of Tamalpais Bank and Epic Wealth Management, today announced the declaration of a 3-cent per share fourth quarter dividend, payable on January 13, 2006, to shareholders of record as of December 30, 2005. The Company has previously declared dividends of 2.5 cents per share in the first, second, third, and fourth quarters of 2004 and 3 cents per share in the first, second, and third quarters of 2005.

The Company had earlier reported net income of $1,096,000, or $0.29 per diluted share, for the third quarter of 2005 compared to $966,000, or $0.26 per diluted share, for the same period in 2004, representing a 13.5% increase in net income and a 11.5% increase in earnings per share.

For the nine months ended September 30, 2005, the Company reported record net earnings of $3,156,000, or $0.83 per diluted share, compared with net earnings of $2,403,000, or $0.66 per diluted share, for the same period in 2004, representing a 31.3% increase in net income and a 25.8% increase in earnings per share.

“We are pleased to have completed our second full year of quarterly dividends. Our dividend program continues to be an important element in our strategic plan to increase shareholder value,” said Kit M. Cole, CEO of Epic Bancorp. ”We also have recently announced that in 2006 Tamalpais Bank would be opening its seventh Marin County branch, located in Tiburon, CA. Meanwhile our SBA department continues to be increasingly successful, and Epic Wealth Management, our new investment advisory services subsidiary, is expanding its operations. Our strategic plan incorporates all these elements, returning value to shareholders through dividends, increasing Tamalpais Bank’s Marin County market share, and diversifying revenue sources through increased small business lending and investment advisory services activity.”

About Epic Bancorp

Epic Bancorp (www.epicbancorp.com) based in San Rafael, CA, is the holding company of Tamalpais Bank and Epic Wealth Management. The Company had $454 million in assets and $305 million in deposits as of September 30, 2005. Shares of the Company’s common stock are traded on the NASDAQ Capital Market System under the symbol EPIK. For additional information, please contact Kit Cole at 415-526-6400.

Epic Bancorp
Press Release
November 29,  2005

About Tamalpais Bank in the Community

From its inception in 1991, Tamalpais Bank (www.tambank.com) has made its commitment to the Marin County community a priority, establishing and continuing to underwrite the annual Heart of Marin program, recognizing outstanding contributions to the Marin non-profit community through its Community Outreach Program. For additional information, please call 415-454-1212.

About Epic Wealth Management

Epic Wealth Management specializes in helping clients of Tamalpais Bank and other high net worth families reach their lifetime financial goals through a collaborative, comprehensive and education-oriented approach to investment management. Epic Wealth Management and Epic Bancorp are located at 851 Irwin Street in San Rafael. For additional information about Epic Wealth Management, please call 415-526-4300.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Epic Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality, changes in securities or financial markets, and certain operating efficiencies resulting from the operations of Tamalpais Bank and Epic Wealth Management . These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; and (4) legislation or regulatory requirements or changes adversely affect the businesses in which the consolidated organization is or will be engaged;(5) the ability to satisfy the requirements of the Sarbanes-Oxley Act and other regulations governing internal controls; (6) volatility or significant changes in the equity and bond markets which can affect overall growth and profitability or our wealth management business; (7)other risks detailed in the Epic Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Epic Bancorp, investors and others are cautioned to consider these and other risks and uncertainties. Epic Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.